AMENDED, RESTATED AND CONSOLIDATED

PROMISSORY NOTE

$35,975,615.07	April 30, 2010

BLUEGREEN CORPORATION, a Massachusetts corporation (“BXG”), BLUEGREEN VACATIONS UNLIMITED, INC., a Florida corporation (“BVU”), BLUEGREEN LOUISIANA, LLC, a Delaware limited liability company (“BXG Louisiana”), and the other Subsidiaries of BXG and BVU listed on the signature page hereto (the “Other Subsidiaries”; together with BXG, BVU and BXG Louisiana, collectively, “Borrowers”), having an address of 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, jointly and severally promise to pay to the order of WELLS FARGO BANK, N.A., successor by merger to Wachovia Bank, National Association (the “Bank”), having an address of Jacksonville, Florida 32202, in lawful money of the United States of America, by mailing to the address specified hereinafter or wherever else Bank may specify, the sum of Thirty-Five Million Nine Hundred Seventy-Five Thousand Six Hundred Fifteen and 07/100 Dollars ($35,975,615.07), with interest on the unpaid principal balance at the rate and on the terms provided in this Amended, Restated and Consolidated Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

LOAN AGREEMENT. This Note is subject to the provisions of that certain Amended, Restated and Consolidated Loan Agreement dated as of even date herewith among Borrowers and Bank (as the same may be further amended, restated, modified or replaced from time to time, the “Loan Agreement”). Unless defined herein, capitalized terms used herein shall have the respective meanings set forth in the Loan Agreement.

SECURITY. Borrowers have granted or will grant to Bank a security interest in the collateral described in the Loan Documents and such other security instruments as are executed from time to time, including, but not limited to, (a) Mortgages with respect to each of the Properties, and (b) pledges of the Securitization Interests.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the LIBOR Market Index Rate plus 6.87%, as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate (“Interest Rate”). “LIBOR Market Index Rate”, for any day, is the rate for 1 month U.S. dollar deposits as reported on Telerate Successor Page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

INDEMNIFICATION. Borrowers shall indemnify Bank against Bank’s loss or expense as a consequence of Borrowers’ failure to make any payment when due under this Note (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between any Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% (the “Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.

SCHEDULED PAYMENTS / MATURITY. This Note shall be due and payable in consecutive monthly payments of principal, commencing on May 31, 2010, and continuing on the last day of each month thereafter until fully paid, in the respective amounts set forth below (the “Scheduled Payments”):

Scheduled Payment Date	Minimum Scheduled Payment Amount	Minimum Cumulative Scheduled Payment Amount
May 31, 2010	$400,000	$400,000
June 30, 2010	$400,000	$800,000
July 31, 2010	$400,000	$1,200,000
August 31, 2010	$400,000	$1,600,000
September 30, 2010	$800,000	$2,400,000
October 31, 2010	$800,000	$3,200,000
November 30, 2010	$1,000,000	$4,200,000
December 31, 2010	$1,000,000	$5,200,000
January 31, 2011	$1,000,000	$6,200,000
February 28, 2011	$1,075,000	$7,275,000
March 31, 2011	$849,203	$8,124,203
April 30, 2011	$849,203	$8,973,406
May 31, 2011	$849,203	$9,822,609
June 30, 2011	$849,203	$10,671,812
July 31, 2011	$849,203	$11,521,015
August 31, 2011	$849,203	$12,370,218
September 30, 2011	$849,203	$13,219,421
October 31, 2011	$849,203	$14,068,624
November 30, 2011	$849,203	$14,917,827
December 31, 2011	$849,203	$15,767,030
January 31, 2012	$849,203	$16,616,233
February 28, 2012	$849,203	$17,465,436
March 31, 2012	$849,203	$18,314,639
Maturity Date (as defined below)	All outstanding principal

Together with each Scheduled Payment, Borrowers shall also pay all outstanding accrued interest hereunder. In any event, all principal and accrued interest shall be due and payable on April 30, 2012 (the “Maturity Date”).

Release Payments made in accordance with the terms hereof shall be applied to Scheduled Payments in the manner set forth under the heading “Release Payments” below.

RELEASE PAYMENTS. In connection with sales by Borrowers of Timeshare Interests and Other Real Estate Interests during each calendar month, Borrowers shall make principal payments on the 20th day of the following month equal to (i) in the case of the sale of any Timeshare Interest, the greater of (A) 17.0% of the aggregate gross selling price of such Timeshare Interest or (B) $0.30 per “vacation point” associated with such Timeshare Interest (based on Borrowers’ current use valuation of $1.80 per vacation point, but subject to increase in the event Borrowers reduce the number of vacation points in connection with the use valuation associated with the Timeshare Interests), and (ii) in the case of the sale of any Other Real Estate Interest, 75.0% of the aggregate net proceeds from the sale of such Other Real Estate Interest (the “Release Payments”). The Release Payments made each month with respect to Timeshare Interests sold during the preceding calendar month shall be applied towards payments of Scheduled Payments in the order of maturity. The Release Payments made each month with respect to Other Real Estate Interests sold during the preceding calendar month shall be applied first towards the next full Scheduled Payment and then towards the outstanding principal balance hereunder in the inverse order of maturity.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

PREPAYMENTS. Borrowers may prepay this Note, in whole or in part, with no early termination premium or penalty of any kind.

DEFINITIONS. Loan Documents. The term “Loan Documents”, as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, the Loan Agreement, this Note, the Mortgages, the pledge and assignment documents relating to the Securitization Interests, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time). Obligations. The term “Obligations”, as used in this Note and the other Loan Documents, refers to any and all indebtedness and other monetary and non-monetary obligations under this Note, all other monetary and non-monetary obligations under any other Loan Documents, and all monetary and non-monetary obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between any Borrower and Bank, or its affiliates, whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE. If any payments are not timely made, Borrowers shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days. This late charge shall not apply to payments due at maturity or by acceleration hereof, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrowers shall pay all of Bank’s reasonable expenses actually incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrowers.

DEFAULT. If any of the following occurs, a default (“Default”) under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment of the Obligations under this Note not paid within five (5) days of the applicable due date, or the failure of timely performance of any other Obligations under any other Loan Document not cured within fifteen (15) days after written notice from Bank to Borrowers, provided that if Borrowers have commenced to cure such non-monetary Default within such 15 days and are proceeding diligently to cure then the cure period shall be extended for a reasonable time in light of the circumstances to complete such cure up to a maximum of sixty (60) days. Borrowers’ right to cure shall be applicable only to curable defaults and shall not apply, without limitation, to Defaults based upon False Warranty or Bankruptcy or any financial covenant or portfolio covenant. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. Subject to the section of the Loan Agreement titled “Security; Cross-Collateralization,” at Bank’s option, any default in payment or performance of any obligation under any other loans, contracts or agreements of any Borrower with Bank or its affiliates (including, without limitation, Wells Fargo Capital Finance, LLC, f/k/a Wells Fargo Foothill, LLC) not cured within the applicable cure period, if any (“Affiliate” shall have the meaning as defined in 11 U.S.C. § 101, as in effect from time to time, except that the term “Borrower” shall be substituted for the term “Debtor” therein; “Subsidiary” shall mean any business in which any Borrower holds, directly or indirectly, a controlling interest; the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, provided, in no event shall any Borrower be deemed an Affiliate of any 5% or greater shareholder of BXG or any Affiliate of such 5% or greater shareholder of BXG who is not a Direct Affiliate. For purposes of this provision, only those entities included in BXG’s GAAP consolidated financial statements shall be deemed to be “Direct Affiliates”). Third Party Default. Any default by one or more Borrowers or Subsidiaries on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed in excess of $2,000,000 in the aggregate for monetary defaults and $15,000,000 in the aggregate for non-monetary defaults, which defaults are not cured within any applicable cure periods (a “Third Party Default”). Cessation. The dissolution of, termination of existence of, or loss of good standing status by any Borrower, other than any dissolution that constitutes a Permitted Disposition (as defined in the Loan

Agreement). Bankruptcy. The appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against any Borrower, other than any such proceeding by any Other Subsidiary in connection with a Permitted Disposition. Material Business Alteration. Without prior written consent of Bank, a material alteration in the kind or type of Borrowers’ business other than as a result of a Permitted Disposition. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) the sale of substantially all of the business or assets of Borrowers or a material portion (25% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrowers; provided, however, that the sale of assets (other than Collateral) by BXG or any of its Subsidiaries in connection with a securitization transaction or similar sale or financing facility shall not be limited or restricted in any manner whatsoever by the foregoing and no consent of the Bank shall be required, (ii) the sale of more than 50% of the outstanding stock or voting power of or in any Borrower in a single transaction to any individual party or its affiliates, or (iii) should any Borrower enter into any merger or consolidation where a Borrower is not the surviving entity; provided, that, the foregoing clauses (i) through (iii) shall not apply to any Permitted Disposition. Change of Control. Any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as in effect from time to time), other than Woodbridge Holdings, LLC or BFC Financial Corporation and any non-operating affiliate thereof that is included with Woodbridge Holdings, LLC or BFC Financial Corporation in public filings with the Securities and Exchange Commission (collectively, the “Permitted Holder”), becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect from time to time), directly or indirectly, of 30% or more of the capital stock of BXG having the right to vote for the election of members of the board of directors of BXG (“Voting Stock”); or if the percentage of Voting Stock beneficially owned by the Permitted Holder at any time is less than 30%. Material Adverse Change. Bank determines in good faith, in its reasonable discretion, that the payment or performance of the Obligations are impaired or there has occurred (i) a material adverse change in the management, operations or business of Borrowers, financial or otherwise, which would result in the Borrowers’ inability to repay the Loan when due, or (ii) a material adverse change with respect to all or a material part of the Collateral, including without limitation (A) a material adverse change with respect to the enforceability or priority of Bank’s security interest in the Pledged Residual Interests, or (B) the occurrence of any event or circumstance whereby, for whatever reason, monthly payments are not being made to the Residual Deposit Account (as defined in the Loan Agreement) with respect to the Pledged Residual Interests (in accordance with the terms of the Securitization Documents (as defined in the Loan Agreement)) applicable to more than one of the Securitization Facilities (as defined below). BXG as Servicer. BXG or a Subsidiary thereof ceases to be Servicer under one or more of the Securitization Facilities. As used herein, “Securitization Facilities” shall mean the 2004-B, 2005-A, 2006-B, 2007-A, 2008-A, 2004 Owner Trust Facility, 2006 Owner Trust Facility (each of the foregoing as defined in the “BXG SERVICER TRIGGER EVENT” Section of the Loan Agreement), and any other securitization or similar transaction entered into by BXG, or a Subsidiary thereof, following the Closing whereby BXG or such Subsidiary acquires any residual interests and pledges such residual interests to Bank.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: Collateral and Liens. Exercise any and all rights and remedies under the Loan Documents and applicable law with respect to any or all of the Collateral, in each case without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between any Borrower and Bank, or its affiliates, which shall be due in accordance with and governed by the provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against any Borrower, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION. Borrowers shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrowers’ financial condition as may be required in the Loan Agreement. Such information shall be true, complete, and accurate in all material respects or, in the case of projections or other forward-looking information, are based on Borrower’s best estimate at the time such information is provided.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except as provided in the Loan Documents, each Borrower waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each Borrower agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period, and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower, all without notice to or consent of any Borrower and without affecting the liability of any Borrower.

MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. No Borrower shall assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by any Borrower to assign without Bank’s prior written consent is null and void. No such assignment shall release any Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and interpreted in accordance with federal law and, except as preempted by federal law, the laws of the State of Florida without regard to the State of Florida’s conflict of laws principles. Swap Agreements. All swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time), if any, between any Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements except as otherwise expressly provided in such payoff statement. Jurisdiction. Each Borrower irrevocably agrees to non-exclusive personal jurisdiction in the State of Florida. Severability. If any provision of this Note or of the other

Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Payments. All payments shall be mailed to Bank at Commercial Loan Services, P.O. Box 740502, Atlanta, GA 30374-0502, or other such address as provided by Bank in writing, or wired to Bank in accordance with wire transfer instructions provided by Bank to Borrowers from time to time. Notices. Any notices to Borrowers shall be sufficiently given, if in writing and mailed or delivered to Borrowers’ address shown above (attention General Counsel) or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wells Fargo Bank, N.A., Mail Code VA7628/R4057-01Z, P.O. Box 13327, Roanoke, VA 24040 or Mail Code VA7628/R4057-01Z, 7711 Plantation Road, Roanoke, VA 24019, or such other address as Bank may specify in writing from time to time. In the event that Borrowers change Borrowers’ address at any time prior to the date the Obligations are paid in full, Borrowers agree to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, Borrowers, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. In the event Borrowers fail to perform any of their Obligations under any of the Loan Documents in a timely manner, Bank may, in its sole discretion, perform such Obligations, and all amounts expended, incurred or advanced by Bank in the performance of such Obligations shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated together with all other parties obligated for the Obligations. Fees and Taxes. Borrowers shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT INANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENTSHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts. Final Agreement. This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent agreements of the parties. This Note replaces and supersedes each of the Existing Notes but shall not constitute a novation of the indebtedness evidenced thereby. There are no unwritten agreements between the parties.

WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrowers have caused this Amended, Restated and Consolidated Promissory Note to be executed and delivered as of the date first above written.

BORROWERS:

BLUEGREEN CORPORATION

By:
Name:	Anthony M. Puleo
Title:	SVP, CFO and Treasurer

BLUEGREEN VACATIONS UNLIMITED, INC.

By:
Name:	Anthony M. Puleo
Title:	Vice President and Treasurer

BLUEGREEN LOUISIANA, LLC

By:
Name:	Anthony M. Puleo
Title:	Vice President and Treasurer

CATAWBA FALLS, LLC

BLUEGREEN PURCHASING & DESIGN, INC.

BLUEGREEN RESORTS MANAGEMENT, INC.

PINNACLE VACATIONS, INC.

TRAVELHEADS, INC.

BLUEGREEN HOLDING CORPORATION (TEXAS)

LEISURE COMMUNICATION NETWORK, INC.

BLUEGREEN SOUTHWEST LAND, INC.

BLUEGREEN GOLF CLUBS, INC.

BLUEGREEN NEVADA, LLC

BLUEGREEN INTERIORS, LLC

BXG CONSTRUCTION, LLC

FAMILY FUN COMPANY, LLC

GREAT VACATION DESTINATIONS, INC.

BLUEGREEN RESORTS INTERNATIONAL, INC.

BLUEGREEN ASSET MANAGEMENT CORPORATION

BLUEGREEN COMMUNITIES OF GEORGIA, LLC

LEISUREPATH, INC.

BXG REALTY, INC.

Signature Page to Amended and Restated Promissory Note

TEXAS HOMESITE REALTY, INC.

BLUEGREEN GUARANTY CORPORATION

JORDAN LAKE PRESERVE CORPORATION

LAKE RIDGE REALTY, INC.

BLUEGREEN COMMUNITIES OF GEORGIA REALTY, INC.

BLUEGREEN CORPORATION OF TENNESSEE

BXG REALTY TENN, INC.

BLUEGREEN PROPERTIES OF VIRGINIA, INC.

MANAGED ASSETS CORPORATION

BXG MINERAL HOLDINGS, LLC

NEW ENGLAND ADVERTISING CORPORATION

LEISURE CAPITAL CORPORATION

ENCORE REWARDS, INC.

MYSTIC SHORES AT CANYON LAKE, LLC

THE COMMUNITIES AT HAVENWOOD, LLC

KING OAK AT COLLEGE STATION, LLC

THE COMMUNITIES AT SADDLE CREEK, LLC

THE VINEYARD AT VINTAGE OAKS, LLC

THE COMMUNITIES AT LAKE RIDGE, LLC

THE COMMUNITIES AT SUGAR TREE, LLC

By:
Name:	Anthony M. Puleo
Title:	Vice President and Treasurer of each of the “Other Subsidiaries” listed above

BLUEGREEN SOUTHWEST ONE, L.P.
BLUEGREEN COMMUNITIES OF TEXAS, L.P.

By: Bluegreen Southwest Land, Inc., as General Partner

By:
Name:	Anthony M. Puleo
Title:	Vice President and Treasurer

Signature Page to Amended and Restated Promissory Note